Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Middlefield Banc Corp.

(Exact Name of Registration in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rate	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (3)	Carry Forward Form Type	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common shares without par value	457(c) and 457(f)	2,634,731	N/A	$71,804,100	$92.70 per $1,000,000	$6,656.24

Fee Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$71,804,100		$6,656.24

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$6,656.24

(1)

Based upon the maximum number of Registrant’s common shares estimated to be issuable in the merger of Liberty Bancshares, Inc. into Registrant. This number is based on an exchange of Registrant’s common shares as part of the merger consideration for Liberty’s common shares outstanding, at a share Exchange Ratio of 2.752 of Registrant’s common shares per Liberty common share, in accordance with the Agreement and Plan of Merger by and between Registrant, MBCN Merger Subsidiary, LLC, and Liberty Bancshares, Inc. dated as of May 26, 2022 (the “Merger Agreement”). This number represents the sum of the product of (i) the 2.752 Exchange Ratio under the Merger Agreement and (ii) 957,388, which is the number of Liberty’s securities outstanding as of August 3, 2022. The number of shares included in the registration fee table does not include the additional shares that could be issued, upon Registrant’s election, to avoid the termination of the Merger Agreement by Liberty due to a decrease below certain specified thresholds of the average price of Registrant’s common shares over a specified period of time, pursuant to the Merger Agreement and described in more detail elsewhere in this Registration Statement. The shares that could be issued in that context cannot be determined at this time.

(2)

Estimated solely for purposes of calculating the registration fee and calculated in accordance with Rules 457(c) and 457(f) under the Securities Act, the proposed maximum offering price of $71,804,100 is the product of (A) $75.00 (the average of the high and low prices of the last sale reported for Liberty common shares as reported on OTC Pink on August 3, 2022), times (B) 957,388 (the estimated maximum number of Liberty securities expected to be exchanged for the common stock being registered).

(3)	Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by .0000927.